QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

December 23, 2002

WASHINGTON GROUP FILES APPLICATION TO LIST SHARES ON NASDAQ

        Boise, Idaho—Washington Group International, Inc. (OTC BB: WGII) today announced that it recently filed an application with the NASDAQ Stock Market to relist the company's securities on the NASDAQ National Market.

        In addition to other financial requirements, Washington Group now qualifies for a NASDAQ listing with the identification of 400 round-lot holders (holders with at least one hundred or more shares), which had previously been a barrier to the relisting of the company's securities. Washington Group expects the application process to take six to eight weeks. Once the application is approved, the company will announce its ticker symbol.

        Washington Group International, Inc. is a leading international engineering, construction and environmental firm. With more than 32,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

####

Investor Contact	Media Contact
Terry K. Eller	Rod Hunt
Washington Group Int.	Washington Group Int.
208-386-5722	208-386-5254
terry.eller@wgint.com	rod.hunt@wgint.com

QuickLinks

  EXHIBIT 99.1